                                                                    EXHIBIT 11


                        KALEIDOSCOPE MEDIA GROUP, INC.
                          (Formerly BNN Corporation)
                               AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE




                                     For the Six Months Ended June 30, 1998
                                     -----------------------------------------
                                       Income        Shares        Per-Share
                                     (Numerator)  (Denominator)     Amount
                                     -----------  -------------    ---------
Net Loss                            $  (422,144)
                                    ===========


BASIC AND DILUTED EPS
      Weighted average
        shares outstanding                          28,637,394
                                    ------------    ----------
                                    $   (422,144)   28,637,394      $ (0.01)
                                    ============                    =======


Warrant and Options were anti-dilutive during the six months ended June 30, 1998, so the diluted earnings per share equals the basic earnings per share.

                        KALEIDOSCOPE MEDIA GROUP, INC.
                          (Formerly BNN Corporation)
                               AND SUBSIDIARIES

                 COMPUTATION OF EARNINGS PER SHARE (continued)




                                     For the Six Months Ended June 30, 1997
                                     -----------------------------------------
                                       Income        Shares        Per-Share
                                     (Numerator)  (Denominator)     Amount
                                     -----------  -------------    ---------

Net Income                           $  509,071
                                     ==========


BASIC EPS
      Weighted average
        shares outstanding                          24,821,502
                                    ------------    ----------
                                         509,071    24,821,502     $  0.02
                                                                   =======

DILUTED EPS
      Weighted average
        shares outstanding                          24,821,502
      Additional shares assuming
        conversion of warrants                       3,525,090
                                    ------------    ----------


                                    $    509,071    28,346,592     $  0.02
                                    ============    ==========     =======

              The contingent shares potentially issuable as a result of the October, 1996 BNN transaction are considered in the fully diluted earnings per share calculation. A calculation of earnings per share is performed as if the necessary earnings levels had been achieved and the per share price for determination of the number of additional shares to be issued was the price at period end. For the six months ended June 30, 1997, this calculation determined that the effect would be anti-dilutive. As a result it was not used in the earnings per share calculation.



                                     -23-